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Genta Announces Top-Line Results of AGENDA Phase 3 Trial of
Genasense® in Patients with Advanced Melanoma

[webcast]

BERKELEY HEIGHTS, NJ – October 29, 2009 - Genta Incorporated (OTCBB: GETA) today announced top-line results from AGENDA, the Company’s Phase 3 trial of Genasense® (oblimersen sodium) Injection in patients with advanced melanoma.  AGENDA is a randomized, double-blind, placebo-controlled trial of dacarbazine administered with or without Genasense® in patients who have not previously received chemotherapy.  As defined in a prior randomized trial, AGENDA uses a biomarker to define patients who might maximally benefit from treatment.

AGENDA did not show a statistically significant benefit for its co-primary endpoint of progression-free survival.  Secondary endpoints of overall response rate and disease control rate (which includes complete and partial responses, plus stable disease > 3 months duration) also did not show a statistically significant benefit.  According to the prespecified analysis plan, the statistical significance of durable response – a secondary endpoint that measures the proportion of patients who achieved a complete or partial response that lasts > 6 months – is too early to evaluate.  The observed differences in progression-free survival, overall response, disease control and durable response all numerically favored the group that received Genasense®.

Overall survival – the other co-primary endpoint in AGENDA – is too early to evaluate, as prospectively specified.  An analysis for futility, which was defined as > 50% conditional power to observe a statistically significant benefit of Genasense under the prospectively assumed hazard ratio of 0.69, has been conducted for the co-primary endpoint of overall survival.   AGENDA has passed this futility analysis.  The prospectively specified analyses for both overall survival and durable response will be conducted when the data are mature. The safety profile of Genasense in AGENDA was consistent with prior studies.

Quantitative details of the today’s announced results will be presented at the international conference, “Molecular Targets and Cancer Therapeutics”, that will be held November 15-19, 2009 in Boston, MA.  The AGENDA results will be featured in an oral session on Monday November 15, 2009 at 5:00 PM ET.  The “Targets Meeting” is jointly sponsored by the American Association for Cancer Research (AACR), the U.S. National Cancer Institute (NCI), and the European Organization for Research and Treatment of Cancer (EORTC)

“At this time, we cannot predict whether more mature data will reveal a benefit in either overall survival or durable response,” said Dr. Raymond P. Warrell., Jr., Genta’s Chief Executive Officer.  “However, the immediate failure to confirm a significant improvement in progression-free survival will preclude our submission of a regulatory application this year.  Management and the Board are currently assessing the impact of these data on the Company’s strategic direction.  The Company plans to provide further updates in the near future.  Genta is very grateful for the tireless dedication of our employees and for the contributions of the many physicians, patients, and families who have worked to advance Genasense for the treatment of melanoma.”

Conference Call

Genta management will host a conference call and live audio webcast to discuss results of the AGENDA trial on Thursday October 29, 2009 at 8:00 AM ET.

Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http:www.genta.com/investorrelation/events.html

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 38149996.

About AGENDA

AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial of dacarbazine administered with or without Genasense® in patients who have not previously received chemotherapy.  AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study.  These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense is being developed as an agent that may enhance the effectiveness of current anticancer therapy.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

Genta Investor Relations
info@genta.com